Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Expedia, Inc. of our report dated March 9, 2015 (September 20, 2016, as to Note 20 to the consolidated financial statements), relating to the consolidated financial statements of Orbitz Worldwide, Inc. and subsidiaries as of and for the year ended December 31, 2014, appearing in the Current Report on Form 8-K of Expedia, Inc. dated September 20, 2016, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 20, 2016